Exhibit 10.36

ATTORNEY GENERAL OF THE STATE OF NEW YORK

In the Matter of

WARNER MUSIC GROUP CORP.,

Respondent.

ASSURANCE OF DISCONTINUANCE

PURSUANT TO EXECUTIVE LAW § 63(15)

In 2004, Eliot Spitzer, Attorney General of the State of New York, initiated an investigation pursuant to the provisions of Article 22-A of the General Business Law and Section 63 of the Executive Law into practices relating to the promotion of music to radio broadcasting stations. WARNER MUSIC GROUP CORP. (“Warner Music”) has cooperated with the Attorney General through the course of this investigation and, in or about June of 2005, implemented guidelines that address some of the conduct discussed below. Warner Music has agreed to revise its guidelines consistent with Exhibit B to this Assurance of Discontinuance. The Attorney General finds that the practices discussed below are pervasive within the music industry and by no means unique to Warner Music. Further, the Attorney General makes no finding as to the artistic merit of the work of any of the artists mentioned in this document.

Based on his investigation, the Attorney General makes the following findings:

Preliminary Statement

1. Respondent, Warner Music, is a Delaware corporation with its principal place of business located at 75 Rockefeller Plaza, New York, New York 10019.

2. Warner Music is engaged in the production, distribution and sale of pre-recorded music. Warner Music is the third largest record company in the United States and is one of the four major record companies that dominate the music industry. Warner Music includes several record labels that sign artists; produce records; and market, promote, and sell those records.

3. To sell music and reap profits, Warner Music label groups aggressively promote their music to radio broadcasting stations, because radio airplay is the single most significant driver of music sales: the more a song is played on the air, the more people are likely to hear it and then buy it. Moreover, the more airplay a song receives, the higher it is likely to climb on the published charts that purport to reflect the song’s popularity. This, in turn, increases the likelihood that retailers will stock the song and consumers will buy it. Simply put, increased airplay translates into increased sales.

4. Record labels have stables of artists whose music the labels seek to promote. Because far more songs are produced than can be played on the air, stiff competition exists between labels to obtain airplay for their artists, a necessary component of the labels’ marketing effort to profit from record sales.

5. Warner Music has illegally provided radio stations with financial benefits to obtain airplay and boost the chart position of its songs. Contrary to listener expectations that songs are selected for airplay on the basis of their popularity or artistic merit, Warner Music has obtained airplay for its songs through such deceptive and illegal practices as: (a) bribing radio station employees, on occasion, to play its songs; (b) providing a stream of financial benefits to radio stations to assist with stations’ overhead costs or to benefit stations’ listening audience, on the condition that its records receive airplay; (c) using independent promoters as conduits for illegal payments to radio stations to obtain airplay; (d) purchasing spin programs and using syndicated programs to manipulate chart positions of its music; and (e) engaging in fraudulent call-in campaigns to increase airplay of its songs.

6. The federal Communications Act prohibits payola. 47 U.S.C. § 508 requires any employee of a radio station who accepts or agrees to accept money, services or other valuable consideration, or any person who pays or agrees to pay such radio station employee money, services or other consideration in exchange for the broadcast of any particular piece of programming, to disclose, this payment to the station. 47 U.S.C. § 317 requires radio stations to exercise due diligence to ensure that the prescribed announcements take place. 47 U.S.C. § 508 makes a failure to comply with these disclosure requirements a misdemeanor and subjects the violator to imprisonment of up to one year and fines of up to $10,000.

7. In addition to the federal payola statutes, New York State law prohibits the paying of bribes to radio station personnel. Under the State’s commercial bribery statute, New York Penal Law § 180.00, it is a misdemeanor for anyone to confer (or offer to confer) a benefit upon another party with the intent to influence the recipient’s conduct regarding the business affairs of the recipient’s employer, without the employer’s consent.

8. Section 349 of the New York General Business Law (“GBL”) empowers the Attorney General to seek injunctive relief when any person or entity has engaged in deceptive acts or practices in the conduct of any business. Section 350-d of the GBL empowers the Attorney General to seek, inter alia, civil penalties in the amount of $500 for each violation of section 349, the Deceptive Practices Statute. Finally, Executive Law §§ 63(12) and 63(15) empower the Attorney General to seek injunctive and equitable relief when any person or business entity has engaged in or otherwise demonstrated repeated fraudulent or illegal acts in the transaction of business.

I. Modern Pay-for-Play

9. In the 45 years since the enactment of the federal payola statutes, the practice of pay-for-play has changed significantly. The bribes to local disc jockeys have evolved into an elaborate corporate payola strategy. The increased sophistication of such a strategy reflects the significant consolidation that has taken place within the radio industry in the wake of the Telecommunications Act of 1996, which substantially increased the number of stations that could be owned by a single entity. With the advent of conglomerates such as Clear Channel Communications, Inc. (“Clear Channel”) and Infinity Broadcasting, Inc. (“Infinity”), record label executives can, and do, negotiate deals netting airplay across a large number of stations serving a host of different geographic markets.

10. Radio stations – whether independent or belonging to a conglomerate – no longer rely on disc jockeys to choose recorded music for broadcast. Rather, programming personnel now have responsibility for formulating “play lists,” strict and detailed schedules setting forth exactly those songs the radio station will play each week. As they update the play lists from one week to the next, programmers generally remove a limited number of songs and add new songs to fill the vacated slots. The newly added songs are referred to in the industry as “adds.” Record labels pursue carefully designed promotion campaigns aimed at garnering adds, which represent in each case a significant achievement for the label’s promotion staff.

11. Once a radio station has finished its play list for the upcoming week, the station often will report the play list to other music industry participants, including record labels and the two charting companies, Billboard and Radio & Records. The charting companies compile charts for various music formats that purport to reflect the popularity of individual songs based, in part, on radio airplay, as monitored by two other companies, BDS and Mediabase, which track the number of times (or “spins”) each song is played on the air.

12. Accordingly, in addition to seeking to have their songs added to play lists, record labels are intensely interested in seeing each add receive as many spins as possible. Frequent airplay not only creates audience awareness but improves the song’s chart position and its prospects for becoming a lucrative hit. Label promotion staff at times work to obtain commitments from stations to playa song as often as possible. Ideally the staff hopes to secure airplay between 6:00 a.m. and midnight, when listening audiences are the largest.

13. Intense competition among record labels for the relatively small number of valuable play list slots has caused a variety of aggressive pay-for-play mechanisms to emerge. All labels share the common objective of advancing the circulation of record labels’ products to the listening public. In each case, music consumers remain unaware of the extent to which radio programming and record popularity statistics are being manipulated and compromised.

14. In addition to employing the traditional device of delivering bribes to radio programmers – which now can take the form of expensive vacation packages, electronics, and other valuable items – record labels endeavor to gain airplay for their songs by providing such inducements to the radio stations as “promotional support,” which the stations can then use either to help meet their own operational needs or as prizes and “giveaways” designed to increase the size of the stations’ listening audience. Similarly, labels routinely arrange for their artists to perform on the radio for free or at reduced rates, with the clear understanding that each such performance will take place only if the station gives the artist’s recorded work airplay.

15. In an effort to dodge the payola laws, record labels and radio stations have also enlisted the services of so-called independent promoters, or “indies,” middlemen who act as conduits for delivery of the labels’ promotional support to the stations and help perpetuate the fiction that this support is not actually being delivered by the labels in exchange for airplay and therefore does not violate the payola statutes. Many independent promoters receive compensation from the labels for each add they obtain.

16. Labels also strive to boost the popularity of their recorded music through the deceptive device of “spin programs” – air time bought by the labels under the guise of advertising, during which particular songs are played so that the charting companies (BDS and Mediabase) will credit those songs with spins beyond those attributable to the radio stations’ own programming decisions. At times, labels also have used “syndicated programs,” countdown shows sponsored by radio conglomerates, to obtain numerous detectable spins for songs.

17. Finally, to increase spins and exposure, labels direct paid agents or their own personnel to contact radio stations and radio programs, and place fraudulent requests that certain songs be played.

18. By engaging in such an elaborate scheme to purchase airplay, increase spins, and manipulate the charts, Warner Music and the other record labels present the public with a skewed picture of the country’s “best” and “most popular” recorded music.

II. Warner Music’s Multi-Faceted Pay-for-Play Strategy

19. Rather than relying exclusively on the quality or originality of its music to obtain airplay for its artists’ recordings, Warner Music pursues all of the foregoing “pay-for-play” techniques. These practices are carried out by the promotion departments of Warner Music’s various label groups – which include Warner Music Bros. Records (WBR), Reprise Records, Lava Records and Atlantic Records – and have been condoned by senior executives at Warner Music record labels.

20. Each of the major Warner Music label’s promotions department is headed by a senior or executive vice president of promotion, who receives reports from staff responsible for the specific music formats adopted by music radio stations, such as Top 40, Adult Contemporary, Alternative Rock, and Adult Album Alternative.

21. The national promotion staff is responsible for promoting songs by music format. The promotion department of each major Warner Music label also has a regional promotion staff, focused geographically, who report directly to national promotion staff and interact with the senior or executive vice president of promotion through weekly conference calls. The primary function of promotion department employees is to obtain airplay for Warner Music’s artists. At times regional promotion staff have been given modest monetary bonuses called “spiffs” to aggressively secure adds and spin increases on songs identified as crucial by senior promotion managers.

22. In recent years, a significant portion of Warner Music’s radio promotion dollars has been used to purchase airplay and create hit records.

A. Gifts and Bribes to Station Programmers

23. Warner Music has provided items of value to radio station programmers, such as air fare, sporting events tickets, computer equipment, convention fees, tickets to award shows, concert tickets, and other gifts for programmers’ personal use.

24. When employed, this practice is used both to secure airplay commitments on specific songs and to buy the good will of a programmer who, in return, commits to playing Warner Music music on a regular basis. In some instances, the gifts have been couched as radio contest prizes and other types of listener giveaways.

25. Warner Music has provided radio station programmers with items of value in exchange for airplay. For example, Warner Music has paid to send David Universal, a former program director at WKSE in Buffalo, on a personal trip to Miami in order to have its music played. Warner Music also has provided Mr. Universal with a laptop computer, tickets to sporting events, concerts and a host of other promotional items for his personal use.

26. According to Warner Music employees, Mr. Universal always required something in exchange for adding a song. An Atlantic Promotion Manager stated, “we all did business with Dave. We all had to do business with Dave if we were going to get our records on. And it was a game that you either played or you didn’t have a shot at getting your records on the air.”

27. Mr. Universal was not the only radio station employee to receive items for personal use in exchange for airplay. Warner Music promotion managers have admitted to providing radio station employees with Grammy, American Music Award, MTV Video, World Series, and Super Bowl tickets for their personal use to add Warner Music’s music to their play lists.

28. Warner Music personnel monitor the spin commitments they obtain by using the services of Mediabase, one of the airplay monitoring companies, which provides real time access to spins accumulating on current songs at radio stations across the country.

B. Promotional Support to Radio Stations

29. In addition to bribing individual radio station employees to secure airplay, Warner Music regularly provides “promotional support” to radio stations in exchange for airplay of its songs. Consumers are unaware that the songs are being played because Warner Music has provided promotional support to the radio station. Warner Music provides this support with the specific purpose of improperly influencing the stations’ airplay decisions.

30. In their regular direct contact with radio station programmers, Warner Music promotion department employees dangle the prospect of promotional support as an explicit and implicit inducement for the programmers to add songs and/or increase airplay. Stations use the promotional support they receive for two general purposes: to assist with operating costs, and to benefit their listening audience. Such support is attractive to stations because it lowers overhead, draws listeners and boosts ratings. This support influences programming decisions, a fact not disclosed to consumers.

31. According to one Warner Music promotion manager, the primary goal in offering promotional support is to maximize radio exposure for a song, which includes getting the song added to the play list, getting increased rotations, and getting play during daytime hours. At times, radio stations are not interested in the promotional support being offered but instead will ask the label employee to pay an invoice that the station owes to a third party vendor. If the invoice matches the dollar amount of the promotional support that was initially offered, the label employee will often agree to pay the invoice for the radio station.

32. Warner Music promotion employees from various labels have admitted to providing promotional support to assist with a station’s operating costs in order to secure airplay for Warner Music’s artists. A national promotion manager at WBR stated, “We have paid for some production costs for their station shows. . . .” A Reprise national promotion manager testified, “If they need a bill paid, we would accommodate that if it was tied in with an artist.” An Atlantic regional promotion manager explained that “we. . .have offered to have a station’s bill paid or an invoice paid for a radio station in an effort to get an artist’s music on radio.”

33. Radio stations, well aware of Warner Music’s eagerness for adds and spin increases, knew they need only ask Warner Music to provide a particular item and Warner Music would comply. Consequently, Warner Music employees have paid: to have a radio station’s logo painted on its vehicle, for production costs that a radio station incurred to upgrade its jingle packages, and expenses incurred to hire a new voiceover person.

34. Among the stations that have requested promotion support, a few stand out. A Warner Music local promotion manager testified that “. . .a lot of the Clear Channel stations that

I deal with who have been without any real promotional budgets now for years are often some of the most active. . .WKKF in Albany, WWHT in Syracuse and WKGS in Rochester [a Citicaster station]. . .WPXY, an Infinity station in [Rochester, NY]”

35. Warner Music promotion employees also have purchased time buys in exchange for airplay as a means of providing promotional support to a radio station. Time buys are commercials purchased on radio stations to advertise a product or service such as a particular artist and record album. Occasionally a radio station in need of advertising dollars would require Warner Music to purchase a time buy in exchange for airplay.

36. According to one Atlantic promotion employee, “[t]here have been times that a station will add a record of mine and say, ‘Hey, you know, we would really love it actually if for promotional support you could do our sales department a favor and buy a time buy.’” A promotion employee from WBR stated that there were stations, usually in smaller markets, that would require WBR to purchase a time buy or some sort of advertising in order to play one of its artists. A Reprise promotions manager testified that “[a] lot of times they have just asked in terms of ‘Hey, we are going to add your record. Can you please support us with a time buy?’” Warner Music complied, purchasing time buys to obtain adds or increased spins, and the radio stations received advertising revenue.

37. The impropriety of Warner Music’s supplying promotional support to radio stations is amplified by the fact that “promotional support” may include items that are not related to any of Warner Music’s artists.

38. Warner Music routinely arranges for its artists to perform at radio station events and concerts in exchange for airplay commitments. Artist performances have come to represent a particularly attractive revenue source for radio stations, presenting significant branding and advertising opportunities at reduced expense, as the artists typically agree to perform for free or at reduced rates.

39. In addition to providing promotional support to assist with stations’ overhead costs, Warner Music also provides stations with flyaways, concert tickets, CDs and electronics for their listening audiences. Warner Music routinely makes aggressive promotion pitches to radio stations that plainly tie promotional support to airplay. This practice has been described by Warner Music employees as an industry standard. Warner Music promotion employees have admitted providing radio stations with trips for winners to see a band in a glamorous city, front row concert tickets, computers, televisions, artist “meet & greets,” autographed items, iPods, gift certificates, gift cards, posters, t-shirts and CDs. See e.g., [WMG 067797 (flyaway to London); WMG 084534 (flyaway to Santa Monica, CA); WMG 086673 (flyaway to Paris and 3 mini iPods); WMG 029553 (home stereo systems and iPod); WMG 086147 (Home Depo Gift Cards); WMG 084086 (Mode’s Sports gift certificates); WMG 084284 (Amex gift checks); WMG 064144 (Crossgates Mall gift certificates)]. As an Atlantic Regional Promotion manager stated, It could be anything from . . . concert tickets to a show or perhaps it is a contest winner takes a trip to go see an artist somewhere in an exotic location. We have done electronics in the past, digital cameras,. . .in an effort to get an artist’s music on the radio. . . .

40. An October 2004 e-mail is also illustrative of the offers of “promotional support” that Warner Music has made to obtain adds or increase the spins of its songs. In this e-mail, a Warner Music regional representative describes communications Warner Music had with a program director at WHTG in New Jersey in an attempt to obtain airplay of the artist USED. The Warner Music employee states, “I even offered him [program director] tix to the upcoming USED shows, autographed items, etc. to get an increase.” [WMG 030778] Further, regarding conversations with a program and music director at WEQX in Vermont, the Warner Music employee stated “I will also offer them tix to see [artist] Green Day & or the USED to NYC to get the add here.” [Id].

41. Such pay-for-play deals have constituted an integral part of Warner Music’s business strategy and have proceeded with the knowledge and approval of the top promotion executives at each Warner Music label.

42. For example, in response to BDS and Mediabase reporting of a song by Warner Music artist Michele Branch, a Warner Music executive admonished promotional staff in an e-mail: “[W]e need to jump into spins immediately this morning. No one should be less than 21x per week. [A Warner promotions employee] will send you a list of offenders [radio stations]. . . . [C]lose the holes!!!” (Emphasis in the original). [WMG 073107]. When questioned under oath about the intent of the e-mail, the author admitted that when the promotional staff receives an e-mail of that nature, there is an understanding by the staff that promotional support may be offered to the radio stations to encourage the increase of spins. [See also WMG 072437 (direction to staff to “close adds” with tickets to see a Warner Music artist or Madonna flyaway)].

43. When a Warner Music promotion employee seeks to provide promotional support, the employee must demonstrate the value of specific promotional activity in terms of airplay. Thus, in February 2004, when Z100, a major market Clear Channel station in New York City, requested a flyaway to LA or Glasgow as a grand prize for a game contest it was hosting on the morning show, a Warner Music promotion executive stated: “With the record in power I feel we should do one of these for them. Can we approve this??” [WMG 072048]. And, as explained by one Warner Music promotion representative, “stations that are monitored have more available to them than stations that are not. . . . Ultimately those stations wind up affecting a chart, a chart which other stations look at.”

44. According to one promotion employee, no one cautioned against offering promotional items in exchange for airplay; the practice was simply routine.

C. Independent Promoters

45. Warner Music supplements the work of its promotion employees through the use of independent promoters – third parties who deal directly with the radio stations in seeking to gain airplay for Warner Music music. Although they are hired by the record labels, some independent promoters enjoy exclusive arrangements with particular radio stations and are guaranteed regular, direct access to the programmers responsible for the all-important play lists. These independent promoters are often referred to as “exclusive indies.” Other independent promoters, referred to as “retainer indies,” are hired to promote a particular song and are paid a flat fee for the life of the project.

46. Exclusive independent promoters have financial relationships with radio stations. Although the financial arrangements between exclusives and the radio stations they work with vary, the essence of this financial relationship is the same: money and promotional support supplied by Warner Music and other record labels is funneled through the independent promoters to the stations.

47. To implement it pay-to-play strategy, Warner Music has often used exclusive indies to implement its pay-to-play strategy, including Michele Clark Promotions, Jeff McClusky and Associates, Tri-State, and Lawman Promotions. Warner Music established a compensation rate for each exclusive independent promoter used to secure airplay. These indies generally have been paid a fee by the record labels, often referred to as an “add fee,” each time one of the promoter’s stations has added a Warner Music song to its play list. Based on this compensation, the independent promoters inform the radio station programmers each week as to the promotional dollars available to support airplay for particular songs.

48. Although many of the independent promoters hired by Warner Music have exclusive arrangements with radio stations, these indies work for other record companies as well. Warner Music promotion departments have developed a pay scale for exclusive indies requiring a minimum number of spins at monitored stations before the indies receive payment. The fees range from $300 to $1,000 per add, depending on the particular market served by the station making the add.

49. This policy demonstrates that Warner Music’s payments to independent promoters have been tied expressly to airplay at radio stations – right down to the number of spins a song must receive before payment will issue to the independent promoter. The pay-for-play nature of these payments is clear. [WMG 089565].

50. In addition to add fees, exclusive independent promoters may receive one or more of the following types of payments:

•

on occasion volume bonuses would be given for hitting a particular threshold set by the label. For example, a label might set a target of 10 adds, at which point the indie would receive a bonus payment.

•	Indies might also ask for and receive an additional fee per add if a song proved particularly difficult to promote. This fee could amount to an additional $300 per add.

•

Indies could also receive additional payment in the form of a “billback.” When a station purportedly needed help with a promotional bill, the exclusive indie would request an additional fee from the label. Generally, this bill back, would be directly paid to the indie.

51. At the time when Clear Channel, Infinity, Entercom and Emmis had exclusive arrangements with independent promoters, Warner Music’s indie budget could be a much as $100,000 per song.

52. Michele Clark Promotions is an example of an independent promotion firm. It specialized in promotion to radio stations in the Adult Album Alternative or “Triple AAA” music format, and operates like other indie firms. Although it keeps the retainer fees and any bonuses for itself, Michele Clark would pass the add fees through to its stations. Each week, Michele Clark would communicate with programmers at each of its radio stations and convey the dollar amount of the add fee available for each song being promoted. When a station would add one of these songs, Michele Clark would collect the add fee and set it aside for the station. Unlike other exclusive indies used by Warner Music, Michele Clark simultaneously collected both a retainer fee and add fees on Warner Music projects.

53. An exclusive indie would not be compensated if Warner Music had already spent a large amount of money on promotional support for play on a station the exclusive indie claimed to have a relationship with. Simply put, Warner Music would not pay for the same airplay twice.

D. Spin and Syndicated Programs

54. Warner Music regularly purchases radio time to increase airplay and deceptively boost chart position for its artists. Warner Music thus avails itself of the “spin programs” offered by certain radio stations and broadcasting conglomerates. Spin programs are blocks of advertising time during which Warner Music music is played. Because the monitoring services, BDS and Mediabase, count these spins just like any other airplay. The paid spins become part of the data used by Billboard and Radio & Records to compile the record charts.

55. These spots consist simply of the broadcast of a song, undifferentiated from regular music programming, so that the listener remains unaware that the spin has been purchased. In all cases, spin programs benefit Warner Music by generating additional spin detections by the airplay monitoring companies, even if the spins occur in the dead of night when relatively few people are listening to the radio. Nighttime spins may still prove effective as a means to improve song chart positions. Accordingly, Warner Music has purchased spin programs – frequently during overnight hours – to generate dozens, sometimes hundreds, of additional spin detections each week.

56. Warner Music uses spin programs strategically to vie for a higher chart position and also to maintain a record’s current position on the chart when it begins to show signs of weakness on the charts. If a song does not produce enough of a spin increase from one week to the next, or its spins actually decrease, the song will fall in chart position and radio programmers, who watch the charts and the weekly spin tallies, will consider dropping the song from their play lists. As a Reprise national promotion manager stated, “[S]pin programs enable you to move a song up a chart, depending on how many you purchase.”

57. On Monday, when the charts are released, Warner Music examines them to determined the chart position of their songs and then decides whether to purchase spin programs. Spin programs are purchased by the labels through independent promoters or directly from radio conglomerates, as in the case of Entercom. Often Independent promoters have acted as brokers for spin programs. For example, Jerry Brenner sold slots on the spin program, Open House Party; while Jeff McClusky sold time on Citadel’s spin program, Airbound. Airbound was broadcast on all Citadel stations and cost Warner Music approximately $2,500 per week to purchase. Entercom’s spin programs, CD Preview and CD Challenge, could be purchased by Warner Music directly from the Entercom. Entercom’s programs ranged from $3000—$4,500 per week. Warner Music’s promotion department recognized that Entercom’s program – which concentrated its spins in the little-listened to overnight time frame – yielded the most misleading spin numbers. Anyone monitoring spins would see that the bulk of the spins occurred when the listening audience is the smallest. As one Warner Music promotion employee said “[I]t was clear what you were doing.”

58. Less frequently, Warner Music also has used syndicated radio programs to increase spins and impact the charts. Generally, syndicated programs are weekly countdown shows that are broadcast on more than 50 stations nationwide, simultaneously. The spins generated by these shows are detected by BDS and Mediabase. Clear Channel has had a few of the more popular syndicated programs – Carson Daly, Rick Dees and Ryan Seacrest. Labels could buy advertising and as a result get a spin on the syndicated show. A Warner Music senior promotion manager stated,

There was obviously a benefit there. The benefit being that that syndicated show is on maybe 50 or 60 radio stations. So one spin suddenly equals 60. And a lot of times, record labels will use them for various reasons, to get further up a chart, to debut on a chart, to go from two to one, various reasons. Like Carson Daley’s countdown. Boom, you will suddenly get 60 spins because it goes on every monitored Clear Channel station.

E. Fraudulent Call-In Requests

59. In addition to the foregoing practices, Warner Music has orchestrated fraudulent call-in request campaigns to obtain additional airplay for its music. Most radio stations take requests from listeners to play particular songs. In fact, most stations have dedicated phone lines and website features that handle listener call-in requests and record listener feedback. Such information is monitored carefully by radio stations and syndicated radio programs, which frequently incorporate actual requests into the radio program. Additionally, many radio stations have programs that broadcast music derived exclusively from listener requests, for example, an all-request weekend or all-request hour. Often, the number of requests a station receives for a particular song will influence the station’s decisions whether to add the song to its play list or whether to play the song more often. Request formats, particularly on-air requests and voting mechanisms, attract listeners by projecting the image of a station with a responsive, even democratic, programming process.

60. Unbeknownst to the listening public, Warner Music has expended energy and resources to manipulate the listener request process. Specifically, Warner Music has used outside vendors to pose as listeners “requesting” that certain Warner Music songs be played by radio stations. The outside vendors hire teams of people who place calls to radio stations while pretending to be avid listeners requesting their favorite new song. Often these callers know nothing about the song or artist they are requesting, or the station they are calling. One Warner Music national promotion manager stated that he has used these fraudulent call-in requests to generate a buzz among listeners, with the hope that the phony requests eventually will lead to legitimate requests. Another Warner Music promotion executive summed up his use of these phony requests as matter of getting the music played as much as possible to increase sales. “[T]he more that people hear it, the more people associate with it, the move likeliehood [sic] they are to go and purchase the record at the record store.” According to another promotion employee, “On occasion we used them in some of our more developing acts. When you wanted to show requests at a radio.”

IV. Statutory Violations

61. The Attorney General alleges that, by engaging in the practices described above, Warner Music has violated GBL § 349 and Executive Law § 63(12).

IT NOW APPEARS that Warner Music is willing to enter into this Assurance of Discontinuance, without admitting or denying the Attorney General’s allegations, but acknowledging that some of its employees pursued improper promotion practices, as set forth in Warner Music’s Statement annexed hereto as Exhibit A; and that the Attorney General is willing to accept the terms of this Assurance of Discontinuance pursuant to Executive Law § 63(15) in lieu of commencing a civil action. This Assurance shall conclude any action the Attorney General could commence against Warner Music arising from or relating to the subject matter of this Investigation: provided, however, that nothing contained in this Assurance shall be construed to cover any claims that may be brought by the Attorney General to enforce Warner Music’s obligations arising from or relating to the provisions contained in this Assurance.

AGREEMENT

IT IS HEREBY UNDERSTOOD AND AGREED by and between Warner Music, and the Attorney General that:

1. This Assurance of Discontinuance shall be binding upon and extend to Warner Music, its employees, directors, officers, principals, divisions, subsidiaries, joint ventures or representatives, or any other person or entity whose acts, practices or policies with respect to radio are directed or controlled by Warner Music;

2. Within 90 days of the Effective Date of this Assurance, Warner Music will contribute and cause the total amount of $ 5 million to be delivered to the (Rockefeller Philanthropy Advisors who will distribute these funds to New York State not-for-profit corporations, to inure to the benefit of the residents of the State of New York by funding programs aimed at music education and appreciation; and

3. Warner Music will pay to the New York State Department of Law the sum of $50,000, to cover the costs of this investigation, made payable to the New York State Department of Law and forwarded to the following address: New York State Department of Law, Division of Public Advocacy, 120 Broadway, 25th Floor, New York, N.Y. 10271, Attn: Terryl Brown Clemons, Assistant Deputy Attorney General.

BUSINESS REFORMS

4. Within 90 days of the effective date of this Assurance Warner Music shall implement the Business Reforms set forth in Exhibit B annexed hereto.

COOPERATION WITH THE ATTORNEY GENERAL

5. Warner Music shall fully and promptly cooperate with the Attorney General with regard to his investigation, and related proceedings and actions, of any person, corporation or entity, including but not limited to Warner Music’s current and former employees, concerning the music and broadcasting industries. Warner Music shall use its best efforts to ensure that all of its officers, directors, employees, and agents also fully and promptly cooperate with the Attorney General in his investigation and related proceedings and actions. Cooperation shall include without limitation: (1) production voluntarily and without service of subpoena any information and all documents or other tangible evidence reasonably requested by the Attorney General, and any compilations or summaries of information or data that the Attorney General reasonably requests be prepared; (2) without the necessity of a subpoena, having Warner Music’s officers, directors, employees and agents attend any proceedings or otherwise (“proceedings” include but are not limited to any meetings, interviews, depositions, hearings, grand jury hearing, trial or other proceedings); (3) fully, fairly and truthfully disclosing all information and producing all records and other evidence in its possession relevant to all inquiries reasonably made by the Attorney General concerning any fraudulent or criminal conduct whatsoever about which it has any knowledge or information; and (4) in the event any document is withheld or redacted on grounds of privilege, work-product or other legal doctrine, a statement shall be submitted in writing by Warner Music indicating: (a) the type of document; (b) the date of the document; (c) the author and recipient of the document; (d) the general subject matter of the document; (e) the reason for withholding the document; and (f) the Bates number or range of the withheld document. The Attorney General may challenge such claim in any forum of its choice and may, without limitation, rely on all documents or communications theretofore produced or the contents of which has been described by Warner Music, its officers, directors, employees, or agents. Nothing herein shall prevent Warner Music from providing such evidence to other regulators, or as otherwise required by law.

6. Warner Music shall comply fully with the terms of this Agreement. If Warner Music violates the terms of the previous paragraph in any material respect, as determined solely by the Attorney General: (1) the Attorney General may pursue any action, criminal or civil, against any entity for any crime it has committed, as authorized by law, without limitation; (2) as to any criminal prosecution brought by the Attorney General for violation of law committed within 5 years prior to the date of this Agreement or for any violation committed on or after the date of this Agreement, Warner Music shall waive any claim that such prosecution is time barred on grounds of speedy trial or speedy arraignment or the statute of limitations.

MISCELLANEOUS

7. Nothing contained herein shall be construed as relieving Warner Music of the obligation to comply with all state and federal laws, regulations or rules, nor shall any of the provisions of the Assurance be deemed permission to engage in any act or practice prohibited by such law, regulation or rule.

8. The acceptance of this Assurance of Discontinuance by the Attorney General shall not be deemed approval by the Attorney General of any of Warner Music’s business practices, and Warner Music shall make no representation to the contrary.

9. This Assurance of Discontinuance is contingent on and relies on the truthfulness and accuracy of all representations made by Warner Music herein and during this investigation.

10. Unless otherwise provided, all notices as required by this Assurance of Discontinuance shall be provided as follows:

Lourdes Ventura, Assistant Attorney General

New York State Attorney General’s Office

Civil Rights Bureau

120 Broadway, 3rd Floor

New York, New York 10271

tel. (212) 416-6493

fax. (212) 416-8074

11. In any application or in any such action, facsimile transmission of a copy of any papers to current counsel for Warner Music shall be good and sufficient service on Warner Music unless Warner Music designates, in a writing to the Attorney General, another person to receive service by facsimile transmission.

12. This Assurance shall be governed by the laws of the State of New York without regard to conflict of laws principles.

13. This Assurance may be executed in counterparts.

RIGHTS OF CUSTOMERS

14. Nothing contained in this Assurance of Discontinuance shall be construed to alter or enhance any existing legal rights of any consumer or to deprive any person or entity of any existing private right under the law. Nothing in this Assurance of Discontinuance shall in any way affect, restrict, or otherwise govern any rights of recourse Warner Music may have or seek to assert against any third-party.

EFFECTIVE DATE

15. This Assurance of Discontinuance shall be effective on the date that it is signed by an authorized representative of the Attorney General’s Office (“Effective Date”).

VIOLATION AS PRIMA FACIE PROOF OF LAW VIOLATION

16. Any violation of the terms of this Assurance of Discontinuance shall constitute prima facie evidence of violation of the applicable law in any civil action or proceeding thereafter commenced against Warner Music by the Attorney General.

ENTIRE ASSURANCE OF DISCONTINUANCE

17. The terms stated herein constitute the entire terms of this Assurance of Discontinuance.

WHEREFORE, the following signatures are affixed hereto this 22nd day of November, 2005.

WARNER MUSIC GROUP CORP.		ELIOT SPITZER, ATTORNEY GENERAL OF THE STATE OF NEW YORK

By:	/S/ DAVID H. JOHNSON	By:	/S/ TERRYL BROWN CLEMONS
	DAVID H. JOHNSON, ESQ.		TERRYL BROWN CLEMONS
	Executive Vice President and General Counsel		Assistant Deputy Attorney General Division of Public Advocacy

Exhibit A

STATEMENT OF WARNER MUSIC GROUP CORP.

Despite federal and state laws prohibiting unacknowledged payment by record labels to radio stations for airing of music, such direct and indirect forms of what has been described generically as “payola” for spins has continued to be an unfortunately prevalent aspect of radio promotion. Warner Music Group Corp. acknowledges that various employees pursued some radio promotion practices on behalf of the company that were wrong and improper, and apologizes for such conduct. Warner Music Group Corp. looks forward to defining a new, higher standard in radio promotion.

Exhibit B

BUSINESS REFORMS

I.

Within ninety (90) days of the effective date of this Assurance and Stipulation (hereinafter “Agreement”), WARNER MUSIC GROUP CORP., (“Warner Music”) shall undertake (to the extent not already undertaken) the following business reforms.

II.	Definitions

A.

Warner Music: Warner Music means any employee, director, officer, principal, division, subsidiary, joint venture or representative of Warner Music or any other person or entity whose acts, practices or policies with respect to Radio are directed or controlled by Warner Music.

B.	Radio: Radio means any entity that broadcasts music or develops music programming for broadcast to consumers in the United States with the exception of Television.

C.	Television: Television means any entity that broadcasts music to consumers in the United States primarily through an audio-visual format.

D.

Airplay Monitoring Company: Airplay Monitoring Company means Nielsen Broadcast Data Systems, Mediabase 24/7 or any other nationally recognized company or entity that tracks or monitors Radio airplay in the United States for the purpose of charting or ranking music.

III.	Impermissible Activity

A.	Warner Music shall not give, offer, arrange for or provide anything of value to Radio, a Radio employee or a Radio contest winner except as set forth in ¶ IV.

B.	Warner Music may engage in the activity set forth in ¶ IV subject to the following restrictions:

1.	Warner Music shall not use any of the activity set forth in ¶ IV in an explicit or implicit exchange, agreement or understanding to obtain airplay or increase airplay or Warner Music songs.

2.	Warner Music shall not give, offer arrange for or provide cash, gift cards, gift certificates, or any monetary payment to a Radio employee.

3.	Warner Music shall not give, offer, arrange for or provide cash, gift cards, gift certificates, or any monetary payment to a Radio contest winner.

4.

Warner Music shall not give, offer, arrange for or provide cash, gift cards, gift certificates, or any monetary payment to Radio except in compensation for advertising and commercial transactions set forth in ¶ IV.

5.	Warner Music shall not pay Radio for airplay of all or part of a song (such as a spin program, a paid-for spin, or a paid for advertising spin) for the purpose of generating spin detections.

C.	Warner Music shall prohibit its employees, interns or others working on its behalf from:

1.	contacting Radio and representing themselves as members of the public and requesting airplay of Warner Music songs; and

2.	manipulating voting features offered by Radio to falsely register public support for a Warner Music song or artist.

IV.	Permissible Activity

Warner Music may engage in the following activity with Radio subject to the restrictions set forth in ¶ III and the mandatory disclosure and documentation requirements set forth in ¶ V:

A.	Contests or Giveaways: Warner Music may provide or pay for items of value for Radio to give away on the air or at a Radio event or to charity to people other than Radio employees or their relatives.

B.	Commercial Transactions: Warner Music may enter into commercial transactions with Radio pursuant to which it may license, sell or otherwise agree to distribute Warner Music songs or records.

C.	Advertising:

1.	Warner Music may purchase advertising with Radio.

2.	Warner Music may also pay for the broadcast of its music on syndicated Radio programs (“Syndicated Radio Advertising”).

D.

Artist Appearances and Performances: Warner Music may arrange for its artists to appear or perform at events sponsored by Radio. Warner Music may subsidize reasonable costs related to the appearance or performance of its artists at events sponsored by Radio provided that such expenditures are approved in advance by the Compliance Officer.

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E.	Nominal Consideration:[1] Warner Music may provide that following items of value to Radio and Radio employees:

1.

CDs: Warner Music may provide Radio with electronic copies of songs, and up to twenty (20) copies of each CD that it is promoting to Radio for the purpose of familiarizing Radio employees with Warner Music songs. Warner Music may also provide Radio with electronic copies of songs for posting on Radio websites for the purpose of familiarizing visitors to Radio websites with Warner Music songs. In the event that additional CDs are needed for legitimate business purposes, which exceed the 20 copies permitted herein, Warner Music Employees must obtain approval in writing from the Compliance officer.

2.

Concert tickets: Each Warner Music label may provide each Radio station or Radio program with up to twenty (20) tickets per concert and/or industry events per year to be used by Radio employees for the purpose of familiarizing Radio employees with live performances by Warner Music artists. In the event that additional tickets are needed, for legitimate business purposes, which exceed the 20 tickets permitted herein, Warner Music Employees must obtain approval in writing from the Compliance officer.

3.

Modest personal gifts for life events and holidays: Each Warner Music label may give Radio employees gifts commemorating life events and holidays provided that the expenditure does not exceed $150 in value per recipient per year. Warner Music may give Radio employees gifts commemorating life events and holidays that exceed $150 in value per recipient per year provided that the expenditure is approved in advance and in writing by the Compliance Officer.

4.

Meals and entertainment: Warner Music may pay for meals and entertainment for Radio employees in an amount not to exceed $150 per person provided that the event is attended by a Warner Music employee and has a legitimate business purpose. Warner Music may pay for meals and entertainment for Radio employees in an amount that exceeds $150 per person provided that the event is attended by a Warner Music employee, has a legitimate business purpose and is approved in writing by the Compliance Officer.

5.	Travel and lodging expenses: Each Warner Music label may provide or pay reasonable travel and lodging expenses for Radio employees to attend

[1]	Dollar amounts in this section may be adjusted for inflation based on the Consumer Price Index.

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live performances or appearances by Warner Music artists for the purpose of familiarizing Radio employees with live performances or appearances by Warner Music artists. Each Radio station shall be limited to twenty (20) such trips annually, to be allocated among the stations’ employees at Warner Music discretion. For purposes of this provision, reasonable travel and lodging expenses means commercial airfare (coach class), train or car service and lodging to cover a period within 24 hours of the live performance or appearance by a Warner Music artist. All travel and lodging expenditures must be approved in advance and in writing by the Compliance Officer.

V.	Mandatory Disclosure and Documentation

A.	Warner Music shall disclose and document all activity set forth in ¶ IV as follows:

1.

Contests or Giveaways: Before Warner Music provides or pays for an item for Radio to give away on their air as set forth in ¶ IV A, Warner Music shall obtain a letter signed by the general manager, licensee, owner or other authorized senior executive other than a member of the programming personnel of the Radio station or Radio program that verifies:

a.	the item of value will be given away to people other than the employees of the Radio station or Radio program, or their relatives;

b.	an announcement that the item is being paid for by Warner Music or one of its labels will be included in Radio’s broadcast of any on air contest or giveaway; and

c.	Radio is not providing or increasing airplay for Warner Music songs in connection with Warner Music’s provision of this item.

(1)

For items that exceed the monetary reporting threshold established by the Internal Revenue Service, Warner Music shall, in addition to the documentation requirements set forth above, obtain a letter signed by the general manager, licensee, owner or other authorized senior executive other than a member of the programming personnel of the Radio Station or Radio program verifying that a contest winner has been selected and providing the full name, address and social security number of the recipient(s) of the prize. Warner Music shall obtain this verification letter, complete with all requisite information, before shipping any item to Radio that exceeds the monetary reporting threshold established by the Internal Revenue Service.

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2.	Advertising and Syndicated Radio Advertising:

a.

Advertising: Warner Music shall not advertise on a Radio broadcast unless, for each advertisement which contains music of a Warner Music artist and is more than 60 seconds long, before the advertisement is broadcast on Radio, Warner Music notifies the Airplay Monitoring Companies in writing of:

(1)	the general time frame and date(s) of the broadcast of the advertisement, to the extent such information is obtainable by Warner Music;

(2)	the length of the broadcast of the advertisement;

(3)	the station(s) on which the advertisement is to be broadcast, to the extent such information is obtainable by Warner Music; and

(4)	the fact that the broadcast is an advertisement and is not intended for detection by the Airplay Monitoring Companies.

b.

Syndicated Radio Advertising: In advance of any broadcast of Syndicated Radio Advertising, Warner Music shall obtain a letter in writing signed by the general manager, licensee, owner or other authorized senior executive other than a member of the programming personnel of the syndicated Radio program that verifies:

(1)	an announcement will be made immediately before and after the broadcast of each song paid for by Warner Music;

(2)	the announcement will consist exclusively of the following unaltered statements broadcast in a manner that is audible and understandable to the average listener:

(a)	announcement immediately before broadcast: The next song is a commercial advertisement that has been paid for and selected by [insert name of Warner Music label].

(b)	announcement immediately after broadcast: The song you just heard was a commercial advertisement that was paid for and selected by [insert name of Warner Music label].

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(3)	Notification to Airplay Monitoring Companies: Warner Music shall notify the Airplay Monitoring Companies in advance and in writing:

(a)	the general time frame and date(s) of the broadcast of the Syndicated Radio Advertising;

(b)	the length of the song contained in the Syndicated Radio Advertising;

(c)	the station(s) on which is Syndicated Radio Advertising is to be broadcast; and

(d)	the fact that the broadcast is Syndicated Radio Advertising not intended for detection by the Airplay Monitoring Companies.

3.

Artist Appearances and Performances: Before confirming an appearance or performance by a Warner Music artist at an event sponsored by Radio, Warner Music shall obtain a letter signed by the general manager, licensee, owner or other authorized senior executive other than a member of the programming personnel of the Radio station or Radio program verifying that the artist’s appearance or performance at Radio’s event is not being provided in an explicit or implicit exchange, agreement or understanding to obtain airplay or increase airplay of Warner Music songs.

B.

Databases: Within 240 days of the effective date of this Agreement, Warner Music shall establish and maintain a database or databases of all expenditures made by Warner Music in connection with Radio. Warner Music shall maintain all documentation of expenditures required by this Agreement in the database(s) or in hardcopy for a period of not less than five (5) years. The database or databases shall:

1.	track and generate reports by Radio Station or Radio program; and

2.	be readily searchable by the categories of expense set forth in ¶ IV.

VI.	Independent Promoters

A.

Warner Music may hire independent promoters to assist Warner Music in promoting its music to Radio, however, solely for the purposes of this Agreement, all independent promoters hired by Warner Music shall be deemed to be representatives of Warner Music with respect to activities they undertake on behalf of Warner Music and therefore subject to the terms of this Agreement and the Standards of Conduct established by Warner Music pursuant to ¶ VIII.

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B.	The following additional restrictions shall govern Warner Music’s relationship with any independent promoter hired by Warner Music to promote music to Radio:

1.	Warner Music shall not provide any item of value to an independent promoter to be distributed to Radio, a Radio employee or a Radio contest winner.

2.	Warner Music shall not reimburse an independent promoter for any expense or purchase made for Radio, a Radio employee or a Radio contest winner.

3.

Warner Music shall require any independent promoter it hires to certify in writing, on a quarterly basis, that the independent promoter agrees to be bound, in the same manner as a Warner Music employee, by the terms of this Agreement and the Standards of Conduct established by Warner Music pursuant to ¶ VIII.

C.

Warner Music shall make reasonable inquiries into the promotion activities of any Independent Promoter Warner Music hires to ensure that the Independent Promoter is operating in compliance with this Agreement and the Standards of Conduct established by Warner Music pursuant to ¶ VIII.

D.

The failure of Warner Music to make reasonable inquiries into the promotion activities of the Independent Promoter with respect to Radio will not shield Warner Music from liability for breach of this paragraph of the Agreement. If such reasonable inquiries are made by Warner Music and Warner Music is otherwise in compliance with the Agreement and Standards of Conduct established pursuant to ¶ VIII, it shall not be liable for a breach of this Agreement.

E.

If Warner Music learns or determines that an Independent Promoter hired by Warner Music has violated any of the terms of this Agreement or the Standards of Conduct established by Warner Music pursuant to ¶ VIII, Warner Music shall notify the Compliance Officer and terminate the Independent Promoter immediately.

VII.	Television

A.

Warner Music shall not offer anything of value to Television or a Television employee in an explicit or implicit exchange, agreement or understanding to obtain broadcast or increase broadcast of Warner Music songs.

B.

Warner Music may enter into commercial transactions with Television pursuant to which it may license, sell, or otherwise agree to distribute Warner Music songs or records. Such transaction shall no be used as leverage to increase the broadcast of Warner Music songs or records that are not the subject of the transactions themselves.

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C.	Warner Music shall prohibit its employees, interns or others working on its behalf from:

1.	contacting Television and representing themselves as members of the public and requesting the broadcast of Warner Music songs; and

2.	manipulating voting features offered by Television to falsely register public support for a Warner Music song or artist.

VIII.	Standards of Conduct and Training

Warner Music shall develop company-wide written standards of conduct regarding its activities with Radio (“Standards of Conduct”), consistent with the terms of this Agreement, which Standards shall include inter alia, appropriate training of employees in business ethics, professional obligations, the federal payola and sponsorship identification laws, state commercial bribery laws, state and federal laws prohibiting the falsification of business records, state deceptive practices laws, and Warner Music’s compliance obligations pursuant to the terms of this Agreement. Warner Music shall submit proposed Standards of Conduct for approval by the Attorney General within sixty (60) days of the effective date of this Agreement.

IX.	Monitoring Compliance and Reporting

A.	Compliance Officer: Warner Music’s Compliance Officer shall ensure Warner Music’s compliance with this Agreement and the Standards of Conduct. The Compliance Officer’s responsibilities shall include:

1.

Establishing, implementing and supervising a training program as set forth in ¶ VIII for all employees of Warner Music’s promotion departments and all employees with supervisory authority over promotion departments and all employees with supervisory authority over promotion activity or expenditures.

2.	Maintaining a hotline for employees to call the Compliance Officer to obtain advice on compliance with the Standards of Conduct, and report violations of the Standards of Conduct.

3.	Developing and implementing procedures designed to ensure Warner Music’s compliance with the Standards of Conduct.

4.	Monitoring, on an ongoing basis, Warner Music’s compliance with the Standards of Conduct and all procedures and systems designed to ensure Warner Music’s compliance with this Agreement.

5.	Reporting, on a quarterly basis, to the General Counsel of Warner Music regarding the status of Warner Music’s compliance with the Standards of Conduct.

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B.

Annual Reports to the Board of directors and the Attorney General: The Compliance Officer shall submit annual reports to the Warner Music Board of Directors and the Attorney General concerning Warner Music’s compliance with this Agreement and with the Standards of Conduct for a period of five (5) years from the effective date of this Agreement.

C.

Implementation Report: Warner Music shall provide a written report, within 120 days of the effective date of this Agreement, to the Attorney General that details Warner Music’s implementation of the terms of this Agreement.

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